                                                                    Exhibit 4.10

                           PARTNERSHIP FUNDS AGREEMENT


                  PARTNERSHIP FUNDS AGREEMENT (this "Agreement"), dated as of December 30, 1997, among THE RESORT AT SUMMERLIN, LIMITED PARTNERSHIP (the "Partnership"), THE RESORT AT SUMMERLIN, INC. ("Summerlin, Inc.", and together with the Partnership, the "Assignors"), THE RESORT AT SUMMERLIN, INC., as representative (in such capacity, the "Representative") for the existing and future partners of the Partnership (the "Partners") and FIRST SECURITY TRUST COMPANY OF NEVADA as Account Agent hereunder (in such capacity, the "Account Agent"). Except as otherwise defined herein, terms used herein and defined in the Credit Agreement referred to below (or in the Disbursement Agreement referred to therein) shall be used herein as so defined.


                              W I T N E S S E T H :


                  WHEREAS, the Assignors, the lenders (the "Lenders") from time to time party thereto, Gleacher Natwest, Inc., as Arranging Agent and the Administrative Agent, have entered into a Credit Agreement, dated as of December 30, 1997 (as modified or restated and in effect from time to time, the "Credit Agreement");

                  WHEREAS, the Partners are to deposit in the Partnership Funds Account on the Closing Date $39,700,152 (the "Initial Deposit") and Additional Amounts (as defined below) are required to be deposited in the Partnership Funds Account from time to time;

                  WHEREAS, the amounts in the Partnership Funds Account may be disbursed into the Disbursement Account, from time to time upon the satisfaction of the applicable conditions set forth in the Disbursement Agreement;

                  NOW, THEREFORE, it is agreed:

                  SECTION 1. ESTABLISHMENT OF PARTNERSHIP FUNDS ACCOUNT; ETC.

                  1.01. Establishment. The Account Agent has established in its own name and for the benefit of the Beneficiaries (as defined below) an account (Account No. 702254C) (the "Partnership Funds Account") for purposes of this Agreement, which Partnership Funds Account is maintained at the Account Agent's office located at Las Vegas, Nevada (Wire transfers: First Security Bank of Nevada -- ABA 1224 01668). Subject to the provisions of this Agreement, the Partnership Funds Account shall be under the sole dominion and control of the Account Agent and, except as set forth in Section 3.01 hereof, the Account Agent shall have the sole right to make withdrawals from the Partnership Funds Account and to exercise all rights with respect to the Collateral (as hereinafter defined) from time to time therein. As used herein, "Beneficiaries" shall mean and include the Partners, the holders of the Subordinated Notes (the "Holders") and the Lenders as their interests may appear from time to time.

                  1.02. Deposits to the Partnership Funds Account. On the Closing Date, the Partners will transfer in immediately available funds the Initial Deposit to the Account Agent for immediate deposit into the Partnership Funds Account to be held therein until released pursuant to the provisions of
Section 3 below. On the Business Day following receipt by any Assignor prior to the Commencement Date of any Additional Amounts, such Assignor shall transfer in the funds received such Additional Amounts to the Account Agent for immediate deposit into the Partnership Funds Account to be held therein until released pursuant to Section 3 below. As used herein, "Additional Amounts" shall mean (x) liquidated damages paid pursuant to Section ___ of the Construction Contract and/or (y) any advance deposits and revenues from operations received by any Assignor.

                  1.03. Investment of Funds. So long as any amounts remain in the Partnership Funds Account, the Account Agent will from time to time, at the request of the General Partner, invest funds on deposit in the Partnership Funds Account in Cash Equivalents. All investments made pursuant to this Section 1.03 (and any instruments evidencing same), and all proceeds thereof, shall be held in the Partnership Funds Account as part of the Collateral. All such investments shall be made in the name of the Account Agent. All risk of loss in respect of investments made pursuant to this Section 1.03 shall be on the Assignors.

                  SECTION 2. PLEDGE AND GRANT OF SECURITY INTEREST.

                  2.01. Pledge and Grant of Security Interest. As collateral security to secure the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of the Obligations (and subject to
Section 3.02 below), each Assignor hereby pledges and assigns to the Account Agent, for the benefit of the Lenders, a continuing possessory Lien and security interest in all of the right, title and interest of such Assignor in and to the Partnership Funds Account, in all funds deposited therein, in all investments from time to time therein, and in all cash and non-cash proceeds of any of the foregoing (collectively, the "Collateral"), from the date of the establishment of the Partnership Funds Account until the termination thereof pursuant to the terms hereof. As used herein, "Obligations" shall mean (i) the principal of, interest on and premium on (x) the Loans made under the Credit Agreement and (y) the Subordinated Notes, (ii) all other obligations and indebtedness of each Assignor to the Lenders and Holders now existing or hereafter incurred under, arising out of, or in connection with the Credit Agreement, the other Credit Documents and the Subordinated Notes Documents and the due performance and compliance by each Assignor with all of the terms, conditions and agreements contained in the Credit Agreement, the other Credit Documents and the Subordinated Notes Documents, (iii) any and all sums advanced by the Account Agent in order to preserve the Collateral or to preserve its security interest in the Collateral, (iv) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations or liabilities of any Assignor referred to in clauses (i), (ii) or (iii) above, after an Event of Default shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Account Agent of its rights hereunder, together with reasonable attorneys' fees and court costs and (v) all amounts paid by any Indemnitee (as hereinafter defined) as to which such Indemnitee has the right to reimbursement under Section 9 hereof.

                  SECTION 3. WITHDRAWALS, APPLICATIONS AND REMEDIES.

                  3.01. Withdrawals. (a) Upon receipt by the Account Agent of a Transfer Notice from the Disbursement Agent, the Account Agent shall, on the Transfer Date or other date specified in the Transfer Notice, withdraw from the Partnership Funds Account and transfer to the Disbursement Account its Account Agent's Portion for such date (i.e., the Requested Amount as stated in such Transfer Notice.

                  (b) To the extent required to make any withdrawal pursuant to the foregoing clause of this Section 3.01, the Account Agent shall, and is hereby authorized to, liquidate Cash Equivalents then on deposit in the Partnership Funds Accounts pursuant to its customary practices for liquidating such securities.

                  (c) Collateral may only be withdrawn as provided in clause (a) of this Section 3.01, Section 3.02 and/or Section 10 and shall remain in the Partnership Funds Account until so withdrawn. Neither the Account Agent, the Representative, the Trustee nor the Administrative Agent shall have any liability whatsoever to any Lender, Holder or any Person as a result of any release of Collateral by transfer to the Disbursement Account following receipt by the Account Agent of a Transfer Notice regardless of any subsequent determination that one or more of the conditions specified herein or in the Disbursement Agreement to such withdrawal were not satisfied.

                  3.02. Remedies Upon a Noticed Event of Default; Application of Proceeds. (a) If a Noticed Event of Default (as defined in the Disbursement Agreement) shall occur and be continuing, if and to the extent directed to do so by the Administrative Agent (acting at the direction of the Required Lenders), the Account Agent shall, subject to any mandatory requirements of applicable law (including the Gaming Laws), (i) exercise in respect of all of the Collateral in addition to other rights and remedies provided for herein or otherwise available to it under applicable law, all of the rights and remedies of a secured party on default under the Uniform Commercial Code then in effect in the State of New York, (ii) liquidate all Cash Equivalents in accordance with its customary practices for liquidating such securities and/or (iii) withdraw the Collateral, if any, from the Partnership Funds Account and pay the same to the Administrative Agent for application to the Obligations in accordance with
Section 7.4 of the Security Agreement executed by the Partnership (which Section provides that all amounts are to be first applied to the payment of all Obligations as defined in such Security Agreement (which do not include any amounts owing in respect of the Subordinated Notes) and the payment over to the Trustee of any amounts remaining after such satisfaction of the Obligations, with the Trustee to thereupon apply all amounts so paid to it pursuant to
Section 6.10 of the Indenture).

                  (b) Each Assignor shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral applied as provided in preceding clause (a) and the aggregate amount of the Obligations.

                  SECTION 4. FURTHER ASSURANCES.

                  Each Assignor agrees that it will, at any time and from time to time, at its expense, promptly execute and deliver all further agreements, instruments and other documents and take all further action that may be necessary or that the Account Agent or the Administrative Agent may reasonably request in order to perfect and protect the security interest purported to be created hereby or otherwise to enable the Account Agent to exercise and enforce its rights and remedies hereunder.

                  SECTION 5. TRANSFERS AND OTHER LIENS.

                  Each Assignor agrees that it will not create or suffer to exist any Lien upon or with respect to any Collateral except for the security interest purported to be created hereby.

                  SECTION 6. ATTORNEY-IN-FACT.

                  Each Assignor hereby irrevocably appoints, which appointment shall be coupled with an interest, the Account Agent its attorney-in-fact, with full authority after the occurrence of and during the continuance of an Event of Default, in the place and stead of such Assignor and in the name of such Assignor or otherwise, from time to time in the Account Agent's discretion to execute any instrument and to take any other action which the Account Agent may deem necessary or advisable to accomplish the purposes of this Agreement or to facilitate the assignment or other transfer by the Account Agent of any or all of its rights hereunder.

                  SECTION 7. PERFORMANCE BY THE ACCOUNT AGENT.

                  If any Assignor fails to perform any agreement or obligation contained herein, the Account Agent itself may perform or cause performance of such agreement or obligation, and the expenses of the Account Agent incurred in connection therewith shall be payable to the Account Agent by the Assignors.

                  SECTION 8. RESPONSIBILITY OF THE ACCOUNT AGENT AND ADMINISTRATIVE AGENT.

                  (a) Neither the Account Agent nor any of their respective directors, officers, agents, employees, affiliates, representatives and agents shall be liable for any failure to invest or reinvest any cash in the Partnership Funds Account in accordance herewith or for any losses incurred by reason of investments made by the Account Agent pursuant to Section 1.03 hereof. The Account Agent shall act hereunder on the same terms and conditions as are set forth in Section 10 of the Credit Agreement (which section is incorporated herein by reference with each reference therein to "Agent" to include the Account Agent hereunder and each reference therein to Lenders to include the Lenders, the Holders and the Partners and by accepting the benefit hereof, the Lenders, Holders and Partners being deemed to have agreed to such provisions as so incorporated) and shall hold the Collateral in accordance with this Agreement and with only such obligations in respect thereof as are expressly set forth in this Agreement.

                    (b) The Account Agent acknowledges and agrees that (i) all disbursements and releases made pursuant to this Agreement shall be made by the Account Agent irrespective of, and without deduction for, any counterclaim, defense, recoupment or set-off and shall be final, (ii) all service charges and fees with respect to this Agreement or the Partnership Funds Account shall be paid by the Assignors, (iii) it irrevocably waives and renounces any pledge, security interest (whether consensual, statutory or otherwise) or right of offset or compensation that it has or may ever have for its own benefit with respect to the Partnership Funds Account, (iv) it shall maintain appropriate books and records with respect to the Partnership Funds Account in which shall be recorded all transactions related thereto including, without limitation, all disbursements hereunder and any investments made by the Account Agent and shall permit the Administrative Agent and Trustee or any of their agents or representatives to inspect and to make copies of such books and records, as is reasonable, at the Assignors' sole cost and expense and (v) it shall exercise its [customary]efforts and utilize prudence in performing its duties hereunder in accordance with the terms of this Agreement.

                  SECTION 9. INDEMNITY.

                  9.1. Indemnity. (a) Each Assignor jointly and severally agrees to indemnify, reimburse and hold the Account Agent and, to the extent acting hereunder, the Administrative Agent and the Trustee and their respective successors, assigns, employees, agents and servants (hereinafter in this Section
9.1 referred to individually as "Indemnitee," and collectively as "Indemnitees") harmless from any and all liabilities, obligations, damages, injuries, penalties, claims, demands, actions, suits, judgments and any and all costs, expenses or disbursements (including reasonable attorneys' fees and expenses and herein collectively called "expenses") of whatsoever kind and nature imposed on, asserted against or incurred by any of the Indemnitees in any way relating to or arising out of this Agreement or any other document executed in connection herewith or in any other way connected with the administration of the transactions contemplated hereby or the enforcement of any of the terms of, or the preservation of any rights under any thereof, or in any way relating to or arising out of the use of the Collateral; provided that no Indemnitee shall be indemnified pursuant to this Section 9.1(a) for expenses to the extent caused by the gross negligence or willful misconduct of such Indemnitee.

                  (b) Without limiting the application of Section 9.1(a) hereof, each Assignor jointly and severally agrees to pay, or reimburse the Account Agent, for any and all fees, costs and expenses of whatever kind or nature incurred in connection with the creation, preservation or protection of the Account Agent's Liens on, and security interest in, the Account, including, without limitation, all fees and taxes in connection with the recording or filing of instruments and documents in public offices, payment or discharge of any taxes or Liens upon or in respect of the Collateral and all other fees, costs and expenses in connection with protecting, maintaining or preserving the Collateral and the Account Agent's interest therein, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions, suits or proceedings arising out of or relating to the Collateral.

                  (c) Without limiting the application of Section 9.1(a) or (b) hereof, each Assignor jointly and severally agrees to pay, indemnify and hold each Indemnitee harmless from and against any loss, costs, damages and expenses which such Indemnitee may suffer, expend or incur in consequence of or growing out of any misrepresentation by such Assignor in this Agreement or in any writing contemplated by or made or delivered pursuant to or in connection with this Agreement.

                  (d) If and to the extent that the obligations of any Assignor under this Section 9.1 are unenforceable for any reason, such Assignor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.

                  9.2. Indemnity Obligations Secured by Collateral; Survival. Any amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement shall constitute Obligations secured by the Collateral. The indemnity obligations of each Assignor contained in this Section 9 shall continue in full force and effect notwithstanding the full payment of all Obligations.

                  SECTION 10. TERMINATION; RELEASE.

                  (a) Upon the Termination Date (as defined below) this Agreement shall terminate, and the Account Agent will duly assign, transfer and deliver to the Assignors (without recourse and without any representation or warranty) the Collateral, if any, that remains in the possession of the Account Agent and has not theretofore been sold or otherwise applied or released pursuant to this Agreement together with any monies at the time held by the Collateral Agent hereunder. As used in this Agreement, "Termination Date" shall mean the earlier of (x) that date upon which all Commitments under the Credit Agreement have terminated and all Obligations have been repaid in full and (y) that date, occurring after the Commencement Date, which is one Business Day after the date upon which all of the amounts on deposit under the Mortgage Notes Proceeds Agreement have been applied as required by Section 3.01(b) of such agreement.

                  (b) At any time that the Assignors desire that Collateral be released as provided in the foregoing Section 10(a), the Assignors shall deliver to the Account Agent and the Administrative Agent a certificate signed by an Authorized Officer of the General Partner, stating that the release of the respective Collateral is permitted pursuant to said Section 10(a). Neither the Account Agent nor the Administrative Agent shall have any liability whatsoever to any Lender as a result of any release of Collateral by it as permitted by this Section 10.

                  SECTION 11. NOTICES, ETC.

                  Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be deemed to have been duly given or made when delivered as follows:

                  (a)      if to any Assignor, at:
                           1160 Town Center Drive
                           Suite 200
                           Las Vegas, Nevada
                           Attention:  John Tipton

                  (b)      if to the Account Agent:

                           First Security Bank
                           Trust Dept.
                           530 Las Vegas Blvd. South
                           Las Vegas, Nevada  89101

                  (c)      if to the Administrative Agent:

                           175 Water Street
                           New York, NY  10038
                           Attention:  Robert Karlovitz


                  (d)      if to the Trustee:

                           114 West 47th St.
                           New York, NY  10036
                           Attention:  James D. Nesci


or at such other address as shall have been furnished in writing by any Person described above to the party required to give notice hereunder.

                  SECTION 12. MISCELLANEOUS.

                  This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the law of the State of New York. This Agreement shall be binding upon each Assignor and its successors and assigns and shall inure to the benefit of and be enforceable by the Account Agent, the Administrative Agent and the Trustee and their successors and assigns. The headings in this Agreement are for purposes of reference only and shall not limit or define the meaning hereof. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument. Delivery of an executed counterpart of the signature pages to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective on the date on which each of the parties shall have executed and delivered a copy hereof. In the event that any provision of this Agreement shall prove to be invalid or unenforceable, such provision shall be deemed to be severable from the other provisions of this Agreement, which shall remain binding on all parties hereto.

                  SECTION 13. WAIVER; AMENDMENT.

                  None of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever, except pursuant to a writing signed by all the parties hereto, with the Administrative Agent to act only at the direction of the Required Lenders or all Lenders, as provided in
Section 11.12 of the Credit Agreement. The Account Agent will be replaced hereunder by a new Account Agent at such time as such new Account Agent replaces the Disbursement Agent under and in accordance with Section 13 of the Disbursement Agreement. Upon the effectiveness of such replacement, the original Account Agent will transfer to the new Partnership Funds Account established by the new Account Agent all amounts on deposit in the original Partnership Funds Account.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized representatives, as of the date first above written.


                                       THE RESORT AT SUMMERLIN, LIMITED
                                       PARTNERSHIP, as an Assignor

                                       By ____________________________________,
                                           its General Partner


                                       By ____________________________________
                                           Title:


                                       THE RESORT AT SUMMERLIN, INC.,
                                           as an Assignor


                                       By:____________________________________
                                           Title:


                                       THE RESORT AT SUMMERLIN, INC.,
                                           as Representative


                                       By:____________________________________
                                           Title:


                                       FIRST SECURITY TRUST COMPANY OF NEVADA
                                            as Account Agent



                                       By:____________________________________
                                          Title:

Agreed


NATIONAL WESTMINSTER BANK PLC,
as Administrative Agent


By:_______________________________
     Title:


UNITED STATES TRUST COMPANY
OF NEW YORK as Trustee


By:_______________________________
     Title: